EXHIBIT 99.1

Diodes Incorporated Reports Fourth Quarter and Fiscal 2015 Financial Results

Achieves Continued Market Share Gains and Completes Acquisition of Pericom Semiconductor

Plano, Texas – February 16, 2016 — Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic and analog semiconductor markets, today reported its financial results for the fourth quarter and fiscal year ended December 31, 2015.

Fourth Quarter Summary

•	Completed the acquisition of Pericom Semiconductor on November 24 and included initial purchase accounting adjustments in the fourth quarter 2015 GAAP results;

•	Revenue was $214.4 million, which included approximately $14.6 million of revenue from Pericom, and compares to $208.9 million in the third quarter 2015 and $223.7 million in the fourth quarter 2014;

•

GAAP gross profit was $53.9 million, including a $3.1 million inventory valuation adjustment related to the Pericom purchase and non-GAAP gross profit, excluding the $3.1 million inventory adjustment, was $56.9 million. This compares to GAAP gross profit of $61.6 million in the third quarter 2015 and $70.7 million in the fourth quarter of 2014;

•

GAAP gross profit margin was 25.1 percent and non-GAAP gross profit margin was 26.5 percent. This compares to GAAP gross profit margin of 29.5 percent in the third quarter 2015 and 31.6 percent in the fourth quarter 2014;

•

GAAP net income was $0.7 million, or $0.01 per diluted share, compared to $2.8 million, or $0.06 per diluted share, in the third quarter 2015 and $16.7 million, or $0.34 per diluted share, in the fourth quarter 2014;

•	GAAP net income was reduced by $4.1 million of Pericom-related purchase price accounting adjustments;

•

Non-GAAP net income was $6.7 million, or $0.14 per diluted share, compared to $6.3 million, or $0.13 per diluted share, in third quarter 2015 and $18.3 million, or $0.38 per diluted share, in fourth quarter 2014;

•	Excluding $2.5 million, net of tax, share-based compensation expense, GAAP and non-GAAP adjusted net income would have increased by $0.05 per diluted share;

•	Repurchased 466,010 shares of common stock totaling approximately $11.0 million;

•

Achieved $21.4 million of cash flow from operations, and ($16.9) million of free cash flow, including $38.2 million of capital expenditures. Net cash flow was $29.7 million, which includes an increase of $372.2 million of long-term debt associated with the acquisition of Pericom.

Commenting on the results, Dr. Keh-Shew Lu, President and Chief Executive Officer, stated, “Diodes closed 2015 with increased market share, the achievement of our 25th consecutive year of profitability, as well as the successful completion of the Pericom Semiconductor acquisition. Pericom is well-aligned with our acquisition strategy and expands our analog footprint, while also adding a strong mixed-signal connectivity offering that will drive expanded product content in target applications. Over the past two months since closing the acquisition, we have been diligently working on the integration efforts to maximize sales, design, operations and administrative efficiencies for 2016. As expected, this transaction is accretive to our margins and non-GAAP earnings per share. Also during the quarter, we implemented the share buyback program approved by our board last quarter, repurchasing 466,010 shares and allowing us to return approximately $11 million to our shareholders.”

Dr. Lu further commented, “This past year was characterized by weaker demand across several key end markets and geographies. The softer environment impacted loading and utilization at our manufacturing facilities, but also provided unique opportunities in terms of market share gains at key customers. Gross margins were under pressure especially in the second half of the year. However, I believe we are well positioned for margin expansion in 2016 based on improvements in product mix and manufacturing performance as well as the benefit from previous cost reductions. Similar to past cycles, our flexible business model enabled us to respond quickly to the changing conditions in order to preserve revenue and gross profit.

“Looking forward to the coming year, we remain focused on integrating the Pericom acquisition to capitalize on the opportunities for margin expansion and cross-selling synergies for expanded content across targeted and emerging applications.”

Fourth Quarter 2015

Revenue for the fourth quarter 2015 was $214.4 million, which included approximately $14.6 million of revenue from Pericom, and compares to $208.9 million in the third quarter 2015 and $223.7 million in the fourth quarter 2014. Excluding the contribution from Pericom, revenue for the quarter was down 4.3 percent sequentially due primarily to softness in the computing market, weak domestic demand in China as well as normal seasonality.

GAAP gross profit for the fourth quarter 2015 was $53.9 million, or 25.1 percent of revenue, including $3.1 million inventory valuation adjustments related to the Pericom acquisition. Non-GAAP gross profit, excluding the $3.1 million inventory adjustment, was $56.9 million, or 26.5 percent of revenue. GAAP gross profit in the third quarter 2015 was $61.6 million, or 29.5 percent of revenue, and in the fourth quarter 2014 was $70.7 million, or 31.6 percent of revenue. The sequential decline in gross profit margin was due to lower capacity utilization, product mix and pricing.

Operating expenses for the fourth quarter 2015 were $52.8 million, or 24.6 percent of revenue, compared to $51.7 million, or 24.7 percent of revenue, in the third quarter 2015 and $48.6 million, or 21.7 percent of revenue, in the fourth quarter 2014.

Fourth quarter 2015 GAAP net income was $0.7 million, including $4.1 million of Pericom acquisition-related expense, or $0.01 per diluted share, compared to third quarter 2015 of $2.8 million, or $0.06 per diluted share, and fourth quarter 2014 of $16.7 million, or $0.34 per diluted share.

Fourth quarter 2015 non-GAAP net income was $6.7 million, or $0.14 per diluted share, which excluded, net of tax, $3.2 million of purchase price accounting costs, $2.4 million of non-cash, acquisition-related intangible asset amortization costs and $0.4 million of severance costs. This compares to non-GAAP net income of $6.3 million, or $0.13 per diluted share, in the third quarter 2015 and $18.3 million, or $0.38 per diluted share, in the fourth quarter 2014.

The following is a summary reconciliation of GAAP net income to non-GAAP net income and per share data, net of tax (in thousands, except per share data):

		Three Months Ended December 31, 2015
GAAP net income		$725

GAAP diluted earnings per share		$0.01

Adjustments to reconcile net income to Non-GAAP net income:

M&A Activities

Pericom		4,112

Inventory adjustment	2,907

Transaction costs	216

Retention costs	86

Amortization of acquisition related intangible assets	903

Others		1,478

Amortization of acquisition related intangible assets	1,478

Severance		419

Non-GAAP net income		$6,734

Non-GAAP diluted earnings per share		$0.14

(See the reconciliation tables of net income to non-GAAP net income near the end of the release for further details.)

Included in the fourth quarter 2015 GAAP and non-GAAP net income was approximately $2.5 million, net of tax, of non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP diluted EPS would have increased by an additional $0.05 per share for each of the fourth quarter 2015, the third quarter 2015 and the fourth quarter 2014.

EBITDA, which represents earnings before net interest expense, income tax, depreciation and amortization, for the fourth quarter 2015, was $24.4 million, compared to $29.7 million for the third quarter 2015 and $42.7 million for the fourth quarter 2014. For a reconciliation of GAAP net income to EBITDA (non-GAAP), see the table near the end of the release for further details.

For the fourth quarter 2015, net cash provided by operating activities was $21.4 million. Net cash flow was $29.7 million, which reflects the pay-down of $18.8 million of long-term debt. Free cash flow was ($16.9) million, which includes $38.2 million of capital expenditures.

Fiscal 2015

For 2015, revenue was $848.9 million, a decrease of 4.7 percent from the $890.7 million in 2014. Gross profit was $248.8 million, or 29.3 percent of revenue, compared to $277.3 million, or 31.1 percent of revenue, in the prior year.

GAAP net income was $29.8 million, or $0.60 per diluted share, compared to $63.7 million, or $1.31 per diluted share, in 2014. Non-GAAP net income for 2015 was $42.3 million, or $0.86 per diluted share, which excluded, net of tax, $6.9 million of non-cash acquisition-related intangible asset amortization costs, $4.0 million of purchase price accounting adjustments and transaction costs, $1.3 million asset impairment charges and $0.4 million of severance costs, compared to non-GAAP net income of $70.1 million, or $1.44 per diluted share, in the prior year. The following is a summary reconciliation of GAAP net income to non-GAAP net income and per share data, net of tax (in thousands, except per share data):

		Twelve Months Ended December 31, 2015
GAAP net income		$29,772

GAAP diluted earnings per share		$0.60

Adjustments to reconcile net income to Non-GAAP net income:

M&A Activities

Pericom		4,867

Inventory adjustment	2,907

Transaction costs	971

Retention costs	86

Amortization of acquisition related intangible assets	903

Others		6,037

Retention costs	70

Amortization of acquisition related intangible assets	5,967

Impairment loss on long-lived assets		1,250

Severance		419

Non-GAAP net income		$42,345

Non-GAAP diluted earnings per share		$0.86

(See the reconciliation tables of net income to net income near the end of the release for further details.)

Included in 2015 GAAP and non-GAAP net income was approximately $10.1 million, net of tax, of non-cash share-based compensation expense. Excluding this expense, both GAAP and non-GAAP diluted EPS would have increased by an additional $0.20 per diluted share. Included in 2014 GAAP and non-GAAP net income was approximately $9.2 million, net of tax, of non-cash share-based compensation expense. Excluding this expense, both 2014 GAAP and non-GAAP diluted EPS would have increased by an additional $0.19 per diluted share.

EBITDA, which represents earnings before net interest expense, income tax provision, depreciation and amortization, for 2015 was $129.5 million, compared to $163.7 million for 2014. For a reconciliation of GAAP net income to EBITDA (non-GAAP), see the table near the end of the release for further details.

For fiscal 2015, net cash provided by operating activities was $119.8 million. Net cash flow was ($24.6) million. Free cash flow was ($13.4) million, which includes $133.2 million of capital expenditures.

Balance Sheet

As of December 31, 2015, the Company had approximately $283 million in cash, cash equivalents and short-term investments, long-term debt totaled approximately $466 million, and working capital was approximately $571 million.

Share Repurchase

During the fourth quarter, Diodes returned approximately $11.0 million of cash to shareholders by repurchasing approximately 466,010 shares of common stock under its previously announced share repurchase program.

The results announced today are preliminary, as they are subject to the Company finalizing its closing procedures and customary quarterly review by the Company’s independent registered public accounting firm. As such, these results are subject to revision until the Company files its Annual Report on Form 10-K for the fiscal year 2015.

Business Outlook

Dr. Lu concluded, “For the first quarter of 2016, we expect revenue to range between $214 million and $235 million, or flat to up 10 percent sequentially, including the first full quarter of revenue from Pericom. We expect non-GAAP gross margin to be 30.0 percent, plus or minus 2 percent. Non-GAAP operating expenses are expected to be approximately 25.5 percent of revenue, plus or minus 1 percent. We expect interest expense to be approximately $3.4 million and our income tax rate to be 28 percent, plus or minus 3 percent. Shares used to calculate diluted EPS for the first quarter are anticipated to be approximately 49.5 million.” Note that purchase accounting adjustments related to Pericom and previous acquisitions of $7.3 million after tax are not included in these non-GAAP estimates.

Conference Call

Diodes will host a conference call on Tuesday, February 16, 2016 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its fourth quarter and fiscal year financial results. Investors and analysts may join the conference call by dialing 1-855-232-8957 and providing the confirmation code 21434065. International callers may join the teleconference by dialing 1-315-625-6979 and enter the same confirmation code at the prompt. A telephone replay of the call will be made available approximately two hours after the call and will remain available until Tuesday, February 23, 2016 at midnight Central Time. The replay number is 1-855-859-2056 with a pass code of 21434065. International callers should dial 1-404-537-3406 and enter the same pass code at the prompt. Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investors section of Diodes’ website at http://www.diodes.com. To listen to the live call, please go to the Investors section of Diodes’ website and click on the conference call link at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes’ website for approximately 60 days.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic, analog and mixed-signal semiconductor markets. Diodes serves the consumer electronics, computing, communications, industrial, and automotive markets. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, function-specific arrays, single gate logic, amplifiers and comparators, Hall-effect and temperature sensors; power management devices, including LED drivers, AC-DC converters and controllers, DC-DC switching and linear voltage regulators, and voltage references along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. Diodes’ corporate headquarters and Americas’ sales office are located in Plano, Texas. Design, marketing, and engineering centers are located in Plano; Milpitas, California; Taipei, Taiwan; Taoyuan City, Taiwan, Zhubei City, Taiwan, Manchester, England; and Neuhaus, Germany. Diodes’ wafer fabrication facilities are located in Kansas City, Missouri and Manchester, with an additional facility located in Shanghai, China. Diodes has assembly and test facilities located in Shanghai, in Jinan, in Chengdu, and in Yangzhou, China, as well as in Hong Kong, Neuhaus and in Taipei. Additional engineering, sales, warehouse, and logistics offices are located in Taipei; Hong Kong; Manchester; Shanghai; Shenzhen, China; Seongnam-si, South Korea; and Munich, Germany, with support offices throughout the world.

On November 24, 2015, Diodes Incorporated acquired Pericom Semiconductor Corporation with headquarters in Milpitas, California, and with design centers and technical sales and support offices globally. Pericom enables serial connectivity with the industry’s most complete solutions for the computing, communications, consumer and embedded market segments. Pericom’s analog, digital and mixed-signal integrated circuits, along with its frequency control products are essential in the timing, switching, bridging and conditioning of high-speed signals required by today’s ever-increasing speed and bandwidth demanding applications.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements regarding our expectation that: Pericom is well-aligned with our acquisition strategy and expands our analog footprint, while also adding a strong mixed-signal connectivity offering that will drive expanded product content in target applications; over the past two months since closing the acquisition, we have been diligently working on the integration efforts to maximize sales, design, operations and administrative efficiencies for 2016; as expected, this transaction is accretive to our margins and non-GAAP earnings per share; however, I believe we are well positioned for margin expansion in 2016 based on improvements in product mix and manufacturing performance as well as the benefit from previous cost reductions; looking forward to the coming year, we remain focused on integrating the Pericom acquisition to capitalize on the opportunities for margin expansion and cross-selling synergies for expanded content across targeted and emerging applications; for the first quarter of 2016, we expect revenue to range between $214 million and $235 million, or flat to up 10 percent sequentially, including the first full quarter of revenue from Pericom; we expect non-GAAP gross margin to be 30.0 percent, plus or minus 2 percent; non-GAAP operating expenses are expected to be approximately 25.5 percent of revenue, plus or minus 1 percent; we expect interest expense to be approximately $3.4 million and our income tax rate to be 28 percent, plus or minus 3 percent. Shares used to calculate diluted EPS for the first quarter are anticipated to be approximately 49.5 million; and note that purchase accounting adjustments related to Pericom and previous acquisitions of $7.3 million after tax are not included in these non-GAAP estimates. Potential risks and uncertainties include, but are not limited to, such factors as: the risk that such expectations may not be met; the risk that the expected benefits of acquisitions may not be realized; the risk that we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs and loadings in our manufacturing facilities; risks of domestic and foreign operations, including excessive operation costs, labor shortages, higher tax rates and our joint venture prospects; the risk of unfavorable currency exchange rates; our future guidance may be incorrect; the global economic weakness may be more severe or last longer than we currently anticipated; breaches of our information technology systems; the possibility that no shares will be repurchased; the risk that the expected benefits of share repurchases will not be realized; and other information including the “Risk Factors,” detailed from time to time in Diodes’ filings with the United States Securities and Exchange Commission.

Recent news releases, annual reports and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.

Company Contact:	Investor Relations Contact:
Diodes Incorporated	Shelton Group
Laura Mehrl	Leanne Sievers
Director of Investor Relations	EVP, Investor Relations
P: 972-987-3959	P: 949-224-3874
E: laura_mehrl@diodes.com	E: lsievers@sheltongroup.com

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
NET SALES	$214,382	$223,671	$848,904	$890,651

COST OF GOODS SOLD	160,531	153,009	600,067	613,372

Gross profit	53,851	70,662	248,837	277,279

OPERATING EXPENSES
Selling, general and administrative	34,728	34,183	133,010	133,701
Research and development	15,004	12,571	55,648	52,136
Amortization of acquisition related intangible assets	2,967	1,954	8,597	7,914
Loss (gain) on fixed assets	57	(67)	1,613	(983)

Total operating expenses	52,756	48,641	198,868	192,768

Income from operations	1,095	22,021	49,969	84,511

OTHER INCOME (EXPENSES)
Interest income	311	312	1,006	1,470
Interest expense	(1,630)	(843)	(4,232)	(4,332)
Gain (loss) on securities carried at fair value	545	(410)	400	1,364
Other	693	2,113	1,319	2,979

Total other expenses	(81)	1,172	(1,507)	1,481

Income before income taxes and noncontrolling interest	1,014	23,193	48,462	85,992

INCOME TAX PROVISION	272	5,988	16,451	20,359

NET INCOME	742	17,205	32,011	65,633

Less: NET INCOME attributable to noncontrolling interest	(17)	(540)	(2,239)	(1,955)

NET INCOME attributable to common stockholders	$725	$16,665	$29,772	$63,678

EARNINGS PER SHARE attributable to common stockholders
Basic	$0.02	$0.35	$0.62	$1.35

Diluted	$0.01	$0.34	$0.60	$1.31

Number of shares used in computation
Basic	48,495	47,587	48,210	47,184

Diluted	49,518	48,739	49,500	48,594

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

DIODES INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO NON-GAAP NET INCOME

(in thousands, except per share data)

(unaudited)

For the three months ended December 31, 2015:

	COGS	Operating Expenses	Income Tax Provision	Net Income

Per-GAAP				$725

Earnings per share (Per-GAAP)
Diluted				$0.01

Adjustments to reconcile net income to Non-GAAP net income:

M&A Activities

Pericom				4,112

Inventory adjustment	3,060		(153)

Transaction costs		332	(116)

Retention costs		132	(46)

Amortization of acquisition related intangible assets		1,101	(198)

Others				1,478

Amortization of acquisition related intangible assets		1,866	(388)

Severance		645	(226)	419

Non-GAAP				$6,734

Diluted shares used in computing earnings per share				49,518

Non-GAAP earnings per share
Diluted				$0.14

Note: Included in GAAP and non-GAAP net income was approximately $2.5 million, net of tax, non-cash share-based compensation expense. Excluding share based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.05 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO NON-GAAP NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the three months ended December 31, 2014:

	Operating Expenses	Income Tax Provision	Net Income

Per-GAAP			$16,665

Earnings per share (Per-GAAP)
Diluted			$0.34

Adjustments to reconcile net income to Non-GAAP net income:

Retention costs	125	(19)	106

Amortization of acquisition related intangible assets	1,954	(392)	1,562

Non-GAAP			$18,333

Diluted shares used in computing earnings per share			48,739

Non-GAAP earnings per share
Diluted			$0.38

Note: Included in GAAP and non-GAAP net income was approximately $2.4 million, net of tax, non-cash share-based compensation expense. Excluding share based compensation expense, both GAAP and non-GAAP diluted earnings per share would have improved by $0.05 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO NON-GAAP NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the twelve months ended December 31, 2015:

	COGS	Operating Expenses	Income Tax Provision	Net Income

Per-GAAP				$29,772

Earnings per share (Per-GAAP)
Diluted				$0.60

Adjustments to reconcile net income to Non-GAAP net income:

M&A Activities

Pericom				4,867

Inventory adjustment	3,060		(153)

Transaction costs		1,493	(522)

Retention costs		132	(46)

Amortization of acquisition related intangible assets		1,101	(198)

Others				6,037

Retention costs		83	(13)

Amortization of acquisition related intangible assets		7,496	(1,529)

Impairment loss on long-lived assets		1,470	(220)	1,250

Severance		645	(226)	419

Non-GAAP				$42,345

Diluted shares used in computing earnings per share				49,500

Non-GAAP earnings per share
Diluted				$0.86

Note: Included in GAAP and non-GAAP net income was approximately $10.1 million, net of tax, non-cash share-based compensation expense. Excluding this expense, both GAAP and non-GAAP diluted earnings per share would have improved by $0.20 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO NON-GAAP NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the twelve months ended December 31, 2014:

	Operating Expenses	Income Tax Provision	Net Income

Per-GAAP			$63,678

Earnings per share (Per-GAAP)
Diluted			$1.31

Adjustments to reconcile net income to Non-GAAP net income:

Retention costs	1,286	(193)	1,093

Gain on sale of assets	(1,176)	200	(976)

Amortization of acquisition related intangible assets	7,914	(1,627)	6,287

Non-GAAP			$70,082

Diluted shares used in computing earnings per share			48,594

Non-GAAP earnings per share
Diluted			$1.44

Note: Included in GAAP and non-GAAP net income was approximately $9.2 million, net of tax, non-cash share-based compensation expense. Excluding this expense, both GAAP and non-GAAP diluted earnings per share would have improved by $0.19 per share.

GAAP to NON-GAAP ADJUSTMENTS

This measure consists of accounting principles generally accepted in the United States (“GAAP”) net income attributable to common stockholders (“net income”), which is then adjusted solely for the purpose of adjusting for retention costs, amortization of acquisition related intangible assets, gain on sale of assets, inventory adjustments and valuations, acquisition costs, restructuring and tax payments related to tax audit, as discussed below. Excluding retention costs, gain on sale of assets, inventory adjustments and valuations, acquisition costs, restructuring and tax payments related to tax audit provides investors with a better depiction of the Company’s operating results and provides a more informed baseline for modeling future earnings expectations. Excluding the amortization of acquisition related intangible assets allows for comparison of the Company’s current and historic operating performance. The Company excludes the above listed items to evaluate the Company’s operating performance, to develop budgets, to determine incentive compensation awards and to manage cash expenditures. Presentation of the above non-GAAP measures allows investors to review the Company’s results of operations from the same viewpoint as the Company’s management and Board of Directors. The Company has historically provided similar non-GAAP financial measures to provide investors an enhanced understanding of its operations, facilitate investors’ analyses and comparisons of its current and past results of operations and provide insight into the prospects of its future performance. The Company also believes the non-GAAP measures are useful to investors because they provide additional information that research analysts use to evaluate semiconductor companies. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results and may differ from measures used by other companies. For example, we do not adjust for any amounts attributable to noncontrolling interest except for one-time non-cash items outside the course of ordinary business, such as impairment of goodwill. The Company recommends a review of net income on both a GAAP basis and non-GAAP basis be performed to get a comprehensive view of the Company’s results. The Company provides a reconciliation of GAAP net income to non-GAAP adjusted net income.

Detail of non-GAAP adjustments:

Impairment of long-lived assets – The Company excluded costs accrued for impairment of long-lived assets related to assets that will no longer be used in our production process as we transition from six inch to eight inch production capability in our China wafer plant.

Inventory adjustments or valuations – The Company excluded cost incurred for inventory valuations. The Company adjusted the inventory acquired from the Pericom acquisition to account for the reasonable profit allowance for the selling effort on finished goods inventory and the reasonable profit allowance for the completing and selling effort on the work–in-progress inventory. This non-cash adjustment to inventory is not recurring in nature, however it could be recurring to the extent there are additional acquisitions. The Company believes the exclusion of the Pericom inventory adjustment and valuation provides investors with a more accurate reflection of costs likely to be incurred in the absence of an unusual event such as an acquisition and facilitates comparisons with the results of other periods that may not reflect such costs.

Severance costs – The Company excluded severance costs incurred during the fourth quarter of 2015. These one-time costs will reduce the Company’s cost structure in order to enhance operating effectiveness and improve profitability. These charges are excluded from management’s assessment of the Company’s operating performance. The Company believes the exclusion of the severance charges provides investors an enhanced view of the cost structure of the Company’s operations and facilitates comparisons with the results of other periods that may not reflect such charges or may reflect different levels of such charges.

Acquisition costs – The Company excluded costs associated with acquiring Pericom, which consisted of advisory, legal and other professional and consulting fees. These costs were expensed in the third and fourth quarters of 2015 when the costs were incurred and services were received, and in which the corresponding tax adjustments were made for the non-deductible portions of these expenses. The Company believes the exclusion of the acquisition related costs provides investors with a more accurate reflection of costs likely to be incurred in the absence of an unusual event such as an acquisition and facilitates comparisons with the results of other periods that may not reflect such costs.

Retention costs – The Company excluded employee retention costs accrued within operating expenses associated with acquisitions. Although these retention costs will be recurring every quarter until the final retention payment has been made, they are not part of the employees’ normal annual salaries and therefore are being excluded. The Company believes the exclusion of retention costs related to the acquisitions provides investors with a more accurate reflection of costs likely to be incurred in the absence of an unusual event such as an acquisition and facilitates comparisons with the results of other periods that may not reflect such costs.

Amortization of acquisition related intangible assets – The Company excluded the amortization of its acquisition related intangible assets including developed technologies and customer relationships. The fair value of the acquisition related intangible assets, which was recognized through acquisition accounting, is amortized using straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful lives of the applicable assets. The Company believes the exclusion of the amortization expense of acquisition related assets is appropriate as a significant portion of the purchase price for its acquisitions was allocated to the intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses. In addition, the Company excluded the amortization expense as there is significant variability and unpredictability among companies with respect to this expense.

Gain on sale of assets – During the second quarter of 2015, the Company sold a building located in Taiwan and this gain was excluded from management’s assessment of the Company’s core operating performance. The Company believes the exclusion of the gain on sale of assets provides investors an enhanced view of a gain the Company may incur from time to time and facilitates comparisons with results of other periods that may not reflect such gains.

Tax expense related to tax audit – The Company excluded additional tax expense in regard to a tax audit of the China tax authorities. The China government audited the Company’s High and New Technology Enterprise (“HNTE”) status for the years 2009 through 2015 and determined there was an underpayment for the tax year 2014. The Company has been approved for the HNTE status for 2014 through 2017. Given that 2014 is an isolated occurrence, the additional tax and any penalties and interest associated with the audit are being excluded. The Company believes the exclusion of tax expense related to this tax audit provides investors with a more accurate indication of tax expense likely to be incurred on an ongoing basis and facilitates comparisons with the results of other periods that may not reflect such audit determinations.

NON-GAAP EARNINGS PER SHARE

This non-GAAP financial measure is the portion of the Company’s GAAP net income assigned to each share of stock, excluding retention costs, amortization of acquisition related intangible assets, inventory valuations, acquisition costs and tax payments related to tax audit, as discussed above. Excluding retention costs, inventory valuations, acquisition costs and tax payments related to tax audit provides investors with a better depiction of the Company’s operating results and provides a more informed baseline for modeling future earnings expectations. Excluding the amortization of acquisition related intangible assets allows for comparison of the Company’s current and historic operating performance, as described in further detail above. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results and may differ from measures used by other companies. For example, we do not adjust for any amounts attributable to noncontrolling interest except for one-time non-cash items outside the course of ordinary business, such as impairment of goodwill. The Company recommends a review of diluted earnings per share on both a GAAP basis and non-GAAP basis be performed to obtain a comprehensive view of the Company’s results. Information on how these share calculations are made is included in the reconciliation tables provided.

CASH FLOW ITEMS

Free cash flow (FCF) (Non-GAAP)

FCF for the fourth quarter of 2015 is a non-GAAP financial measure, which is calculated by subtracting capital expenditures from cash flow from operations. For the fourth quarter of 2015, FCF was ($16.9) million ($21.4 million less $38.2 million). FCF represents the cash and cash equivalents that we are able to generate after taking into account cash outlays required to maintain or expand property, plant and equipment. FCF is important because it allows us to pursue opportunities to develop new products, make acquisitions and reduce debt.

CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties, such as financial institutions in extending credit, in evaluating companies in our industry and provides further clarity on our profitability. In addition, management uses EBITDA, along with other GAAP and non-GAAP measures, in evaluating our operating performance compared to that of other companies in our industry. The calculation of EBITDA generally eliminates the effects of financing, operating in different income tax jurisdictions, and accounting effects of capital spending, including the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization expense. EBITDA is not a recognized measurement under GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. For example, our EBITDA takes into account all net interest expense, income tax provision, depreciation and amortization without taking into account any attributable to noncontrolling interest. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.

The following table provides a reconciliation of net income to EBITDA (in thousands, unaudited):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Net income (per-GAAP)	$725	$16,665	$29,772	$63,678
Plus:
Interest expense, net	1,319	531	3,226	2,862
Income tax provision	272	5,988	16,451	20,359
Depreciation and amortization	22,131	19,517	80,100	76,771

EBITDA (Non-GAAP)	$24,447	$42,701	$129,549	$163,670

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands, except share data)

	December 31, 2015	December 31, 2014
	(unaudited)
CURRENT ASSETS
Cash and cash equivalents	$218,435	$243,000
Short-term investments	64,685	11,726
Accounts receivable, net	218,496	188,248
Inventories	202,832	182,026
Prepaid expenses and other	46,103	50,510

Total current assets	750,551	675,510

PROPERTY, PLANT AND EQUIPMENT, net	439,340	309,931

DEFERRED INCOME TAXES, non-current	44,761	43,845

OTHER ASSETS
Goodwill	144,923	81,229
Intangible assets, net	196,409	45,028
Other	36,696	23,614

Total assets	$1,612,680	$1,179,157

	December 31, 2015	December 31, 2014
	(unaudited)
CURRENT LIABILITIES
Lines of credit	$—	$1,064
Accounts payable	86,463	79,390
Accrued liabilities	77,801	60,149
Income tax payable	5,117	8,381
Current portion of long-term debt	10,282	287

Total current liabilities	179,663	149,271

LONG-TERM DEBT, net of current portion	455,941	140,787
DEFERRED TAX LIABILITIES - non current	31,658	—
OTHER LONG-TERM LIABILITIES	90,153	78,932

Total liabilities	757,415	368,990

COMMITMENTS AND CONTINGENCIES

EQUITY
Diodes Incorporated stockholders’ equity
Preferred stock - par value $1.00 per share; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock - par value $0.66 2/3 per share; 70,000,000 shares authorized; 48,148,077 and 47,591,092 issued and outstanding at December 31, 2015 and December 31, 2014, respectively	32,404	31,729
Additional paid-in capital	350,855	314,942
Retained earnings	519,778	490,006
Treasury stock	(11,009)	—
Accumulated other comprehensive loss	(84,416)	(68,402)

Total Diodes Incorporated stockholders’ equity	807,612	768,275
Noncontrolling interest	47,653	41,892

Total equity	855,265	810,167

Total liabilities and equity	$1,612,680	$1,179,157